ENERGY TRANSFER REPORTS RECORD FIRST QUARTER 2019 RESULTS WHILE DELIVERING ON CAPITAL PROJECT BACKLOG

•	Net income attributable to partners of $870 million, reflecting an increase over previous periods primarily due to the impact of the simplification transaction.

•	Record Adjusted EBITDA of $2.80 billion, up 40 percent from the first quarter of 2018.

•	Record Distributable Cash Flow attributable to partners of $1.66 billion, up 39 percent from the first quarter of 2018.

•	Distribution coverage ratio of 2.07x, yielding excess coverage of $856 million of Distributable Cash Flow attributable to partners in excess of distributions.

•	Placed Bayou Bridge pipeline expansion in-service in March.

•	Reaffirms 2019 outlook for Adjusted EBITDA of approximately $10.7 billion and capital expenditures of approximately $5 billion.
Dallas - May 8, 2019 - Energy Transfer LP (NYSE:ET) (“ET” or the “Partnership”) today reported financial results for the quarter ended March 31, 2019.
ET reported net income attributable to partners for the three months ended March 31, 2019 of $870 million, an increase of $507 million compared to the three months ended March 31, 2018. For the prior period, net income attributable to partners continues to reflect only the amount of net income attributable to the legacy Energy Transfer LP partners prior to the simplification merger transaction of ET and Energy Transfer Operating, L.P. (“ETO”) on October 19, 2018 (the “Merger”).
Adjusted EBITDA for the three months ended March 31, 2019 was $2.80 billion, an increase of $795 million compared to the three months ended March 31, 2018. Results were supported by increases in all of the Partnership’s five core segments, with record operating performance in the Partnership’s NGL and refined products and crude businesses.
Distributable Cash Flow attributable to partners, as adjusted, for the three months ended March 31, 2019 was a record $1.66 billion, an increase of $461 million compared to the three months ended March 31, 2018. The increase was primarily due to the increase in Adjusted EBITDA.
Key accomplishments and current developments:
Operational

•	ET is currently progressing with plans on a Bakken pipeline optimization project, which is targeted to start up in 2020.

•
ET is currently expanding its Permian Express pipeline system by an incremental 120,000 barrels per day. The Permian Express 4 expansion is expected to be in-service by the end of the third quarter of 2019.

•	ET and Phillips 66 Partners LP (“PSXP”) launched a non-binding expansion open season in April 2019 for expanded joint tariff transportation service connecting into Bayou Bridge.

•	ET and PSXP announced in March 2019 that the second phase of the Bayou Bridge pipeline was complete and ready for service.
Strategic

•	ET and Shell US LNG, LLC initiated an invitation to tender to solicit engineering, procurement and construction (EPC) bids for the Lake Charles LNG liquefaction project in May 2019.

•	ET announced an expanded presence in China to meet growing demand for LNG and NGL products by opening an office in Beijing in April 2019.

•	ET signed a non-binding letter of intent with Sunoco LP to enter into a joint venture on a diesel fuel pipeline to West Texas.

•	ET sold a 30 percent interest in Red Bluff Express pipeline to a subsidiary of Western Midstream Partners LP.

Financial

•
In April 2019, ET announced a quarterly distribution of $0.305 per unit ($1.220 annualized) on ET common units for the quarter ended March 31, 2019. The distribution coverage ratio for the first quarter of 2019 is 2.07x.

•	ETO issued 32 million of its 7.600% Series E Preferred Units in April 2019 for gross proceeds of $800 million, primarily replacing debt and efficiently improving leverage metrics.

•
In March 2019, ET and ETO completed a debt exchange whereby ETO issued $4.21 billion aggregate principal amount of senior notes in exchange for settling approximately 97% of ET’s outstanding senior notes.

•	As of March 31, 2019, ETO’s $6.00 billion revolving credit facilities had an aggregate $4.15 billion of available capacity, and ETO’s leverage ratio, as defined by its credit agreement, was 3.82x.
ET benefits from a portfolio of assets with exceptional product and geographic diversity. The Partnership’s multiple segments generate high-quality, balanced earnings with no single segment contributing more than 30 percent of the Partnership’s consolidated Adjusted EBITDA for the three months ended March 31, 2019. The great majority of the Partnership’s segment margins are fee-based and therefore have limited commodity price sensitivity.
Conference Call information:
The Partnership has scheduled a conference call for 8:00 a.m. Central Time, Thursday, May 9, 2019 to discuss its first quarter 2019 results. The conference call will be broadcast live via an internet webcast, which can be accessed through www.energytransfer.com and will also be available for replay on the Partnership’s website for a limited time.
Energy Transfer LP (NYSE: ET) owns and operates one of the largest and most diversified portfolios of energy assets in the United States, with a strategic footprint in all of the major U.S. production basins. ET is a publicly traded limited partnership with core operations that include complementary natural gas midstream, intrastate and interstate transportation and storage assets; crude oil, natural gas liquids (NGL) and refined product transportation and terminalling assets; NGL fractionation; and various acquisition and marketing assets.  ET, through its ownership of Energy Transfer Operating, L.P., formerly known as Energy Transfer Partners, L.P., also owns the general partner interests, the incentive distribution rights and 28.5 million common units of Sunoco LP (NYSE: SUN), and the general partner interests and 39.7 million common units of USA Compression Partners, LP (NYSE: USAC). For more information, visit the Energy Transfer LP website at www.energytransfer.com.
Sunoco LP (NYSE: SUN) is a master limited partnership that distributes motor fuel to approximately 10,000 convenience stores, independent dealers, commercial customers and distributors located in more than 30 states. Sunoco’s general partner is owned by Energy Transfer Operating, L.P., a subsidiary of Energy Transfer LP (NYSE: ET). For more information, visit the Sunoco LP website at www.sunocolp.com.
USA Compression Partners, LP (NYSE: USAC) is a growth-oriented Delaware limited partnership that is one of the nation’s largest independent providers of compression services in terms of total compression fleet horsepower. USAC partners with a broad customer base composed of producers, processors, gatherers and transporters of natural gas and crude oil. USAC focuses on providing compression services to infrastructure applications primarily in high-volume gathering systems, processing facilities and transportation applications. For more information, visit the USAC website at www.usacompression.com.
Forward-Looking Statements
This news release may include certain statements concerning expectations for the future that are forward-looking statements as defined by federal law. Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond management’s control. An extensive list of factors that can affect future results are discussed in the Partnership’s Annual Report on Form 10-K and other documents filed from time to time with the Securities and Exchange Commission. The Partnership undertakes no obligation to update or revise any forward-looking statement to reflect new information or events.
The information contained in this press release is available on our website at www.energytransfer.com.
Contacts
Energy Transfer
Investor Relations:
Bill Baerg, Brent Ratliff, Lyndsay Hannah, 214-981-0795
or
Media Relations:
Vicki Granado, 214-840-5820

ENERGY TRANSFER LP AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)
(unaudited)

	March 31, 2019	December 31, 2018
ASSETS
Current assets	$7,127	$6,750

Property, plant and equipment, net	67,317	66,963

Advances to and investments in unconsolidated affiliates	2,653	2,642
Lease right-of-use assets, net (a)	872	—
Other non-current assets, net	1,007	1,006
Intangible assets, net	5,912	6,000
Goodwill	4,885	4,885
Total assets	$89,773	$88,246
LIABILITIES AND EQUITY
Current liabilities	$6,695	$9,310

Long-term debt, less current maturities	46,373	43,373
Non-current derivative liabilities	150	104
Non-current operating lease liabilities (a)	817	—
Deferred income taxes	3,023	2,926
Other non-current liabilities	1,154	1,184

Commitments and contingencies
Redeemable noncontrolling interests	499	499

Equity:
Total partners’ capital	20,654	20,559
Noncontrolling interest	10,408	10,291
Total equity	31,062	30,850
Total liabilities and equity	$89,773	$88,246

(a)	Lease-related balances as of March 31, 2019 were recorded in connection with the required adoption of the new lease accounting principles (referred to as ASC 842) on January 1, 2019.

ENERGY TRANSFER LP AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per unit data)
(unaudited)

	Three Months Ended March 31,
	2019	2018
REVENUES	$13,121	$11,882
COSTS AND EXPENSES:
Cost of products sold	9,415	9,245
Operating expenses	808	724
Depreciation, depletion and amortization	774	665
Selling, general and administrative	147	148
Impairment losses	50	—
Total costs and expenses	11,194	10,782
OPERATING INCOME	1,927	1,100
OTHER INCOME (EXPENSE):
Interest expense, net of interest capitalized	(590)	(466)
Equity in earnings of unconsolidated affiliates	65	79
Losses on extinguishments of debt	(18)	(106)
Gains (losses) on interest rate derivatives	(74)	52
Other, net	(4)	57
INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAX EXPENSE (BENEFIT)	1,306	716
Income tax expense (benefit) from continuing operations	126	(10)
INCOME FROM CONTINUING OPERATIONS	1,180	726
Loss from discontinued operations, net of income taxes	—	(237)
NET INCOME	1,180	489
Less: Net income attributable to noncontrolling interest	297	126
Less: Net income attributable to redeemable noncontrolling interests	13	—
NET INCOME ATTRIBUTABLE TO PARTNERS	870	363
Series A Convertible Preferred Unitholders’ interest in income	—	21
General Partner’s interest in net income	1	1
Limited Partners’ interest in net income	$869	$341
NET INCOME PER LIMITED PARTNER UNIT:
Basic	$0.33	$0.31
Diluted	$0.33	$0.31
WEIGHTED AVERAGE NUMBER OF UNITS OUTSTANDING:
Basic	2,619.5	1,079.1
Diluted	2,627.9	1,154.7

ENERGY TRANSFER LP AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION
(Dollars and units in millions)
(unaudited)

	Three Months Ended March 31,
	2019	2018
Reconciliation of net income to Adjusted EBITDA and Distributable Cash Flow (b):
Net income	$1,180	$489
Loss from discontinued operations	—	237
Interest expense, net	590	466
Impairment losses	50	—
Income tax expense (benefit)	126	(10)
Depreciation, depletion and amortization	774	665
Non-cash compensation expense	29	23
(Gains) losses on interest rate derivatives	74	(52)
Unrealized (gains) losses on commodity risk management activities	(49)	87
Losses on extinguishments of debt	18	106
Inventory valuation adjustments	(93)	(25)
Equity in earnings of unconsolidated affiliates	(65)	(79)
Adjusted EBITDA related to unconsolidated affiliates	146	156
Adjusted EBITDA from discontinued operations	—	(20)
Other, net	17	(41)
Adjusted EBITDA (consolidated)	2,797	2,002
Adjusted EBITDA related to unconsolidated affiliates	(146)	(156)
Distributable cash flow from unconsolidated affiliates	93	104
Interest expense, net	(590)	(468)
Preferred unitholders’ distributions	(53)	(24)
Current income tax expense	(28)	(468)
Transaction-related income taxes	—	480
Maintenance capital expenditures	(92)	(91)
Other, net	18	7
Distributable Cash Flow (consolidated)	1,999	1,386
Distributable Cash Flow attributable to Sunoco LP (100%)	(97)	(84)
Distributions from Sunoco LP	41	41
Distributable Cash Flow attributable to USAC (100%)	(55)	—
Distributions from USAC	21	—
Distributable Cash Flow attributable to noncontrolling interest in other non-wholly-owned consolidated subsidiaries	(251)	(147)
Distributable Cash Flow attributable to the partners of ET – pro forma for the Merger (a)	1,658	1,196
Transaction-related adjustments	(2)	(1)
Distributable Cash Flow attributable to the partners of ET, as adjusted – pro forma for the Merger (a)	$1,656	$1,195

Distributions to partners – pro forma for the Merger (a):
Limited Partners (c)	$799	$709
General Partner	1	1
Total distributions to be paid to partners	$800	$710
Common Units outstanding – end of period – pro forma for the Merger (a)	2,619.6	2,535.3
Distribution coverage ratio – pro forma for the Merger (a)	2.07x	1.68x

(a)
The closing of the Merger has impacted the Partnership’s calculation of Distributable Cash Flow attributable to partners, as well as the number of ET Common Units outstanding and the amount of distributions to be paid to partners for the three months ended March 31, 2018. In order to provide information on a comparable basis for pre-Merger and post-Merger periods, the Partnership has included certain pro forma information for the three months ended March 31, 2018.

Pro forma Distributable Cash Flow attributable to partners reflects the following merger related impacts:

•	ETO is reflected as a wholly-owned subsidiary and pro forma Distributable Cash Flow attributable to partners reflects ETO’s consolidated Distributable Cash Flow (less certain other adjustments);

•	Distributions from Sunoco LP include distributions to both ET and ETO; and

•
Distributable Cash Flow attributable to noncontrolling interest in our other non-wholly-owned subsidiaries is subtracted from consolidated Distributable Cash Flow to calculate Distributable Cash Flow attributable to partners.

Pro forma distributions to partners include actual distributions to legacy ET partners, as well as pro forma distributions to legacy ETO partners. Pro forma distributions to ETO partners are calculated assuming (i) historical ETO common units converted under the terms of the Merger and (ii) distributions on such converted common units were paid at the historical rate paid on ET Common Units.
Pro forma Common Units outstanding include actual Common Units outstanding, in addition to Common Units assumed to be issued in the Merger, which are based on historical ETO common units converted under the terms of the Merger.

(b)
Adjusted EBITDA, Distributable Cash Flow and distribution coverage ratio are non-GAAP financial measures used by industry analysts, investors, lenders and rating agencies to assess the financial performance and the operating results of ET’s fundamental business activities and should not be considered in isolation or as a substitute for net income, income from operations, cash flows from operating activities or other GAAP measures.

There are material limitations to using measures such as Adjusted EBITDA, Distributable Cash Flow and distribution coverage ratio, including the difficulty associated with using either as the sole measure to compare the results of one company to another, and the inability to analyze certain significant items that directly affect a company’s net income or loss or cash flows. In addition, our calculations of Adjusted EBITDA, Distributable Cash Flow and distribution coverage ratio may not be consistent with similarly titled measures of other companies and should be viewed in conjunction with measurements that are computed in accordance with GAAP, such as segment margin, operating income, net income and cash flow from operating activities.
Definition of Adjusted EBITDA
We define Adjusted EBITDA as total partnership earnings before interest, taxes, depreciation, depletion, amortization and other non-cash items, such as non-cash compensation expense, gains and losses on disposals of assets, the allowance for equity funds used during construction, unrealized gains and losses on commodity risk management activities, non-cash impairment charges, losses on extinguishments of debt and other non-operating income or expense items. Unrealized gains and losses on commodity risk management activities include unrealized gains and losses on commodity derivatives and inventory valuation adjustments (excluding lower of cost or market adjustments). Adjusted EBITDA reflects amounts for less than wholly-owned subsidiaries based on 100% of the subsidiaries’ results of operations and for unconsolidated affiliates based on our proportionate ownership.
Adjusted EBITDA is used by management to determine our operating performance and, along with other financial and volumetric data, as internal measures for setting annual operating budgets, assessing financial performance of our numerous business locations, as a measure for evaluating targeted businesses for acquisition and as a measurement component of incentive compensation.
Definition of Distributable Cash Flow
We define Distributable Cash Flow as net income, adjusted for certain non-cash items, less distributions to preferred unitholders and maintenance capital expenditures. Non-cash items include depreciation, depletion and amortization, non-cash compensation expense, amortization included in interest expense, gains and losses on disposals of assets, the allowance for equity funds used during construction, unrealized gains and losses on commodity risk management activities, non-cash impairment charges, losses on extinguishments of debt and deferred income taxes. Unrealized gains and losses on commodity risk management activities includes unrealized gains and losses on commodity derivatives and inventory valuation adjustments (excluding lower of cost or market adjustments). For unconsolidated affiliates, Distributable Cash Flow reflects the Partnership’s proportionate share of the investee’s distributable cash flow.

Distributable Cash Flow is used by management to evaluate our overall performance. Our partnership agreement requires us to distribute all available cash, and Distributable Cash Flow is calculated to evaluate our ability to fund distributions through cash generated by our operations.
On a consolidated basis, Distributable Cash Flow includes 100% of the Distributable Cash Flow of ET’s consolidated subsidiaries. However, to the extent that noncontrolling interests exist among our subsidiaries, the Distributable Cash Flow generated by our subsidiaries may not be available to be distributed to our partners. In order to reflect the cash flows available for distributions to our partners, we have reported Distributable Cash Flow attributable to partners, which is calculated by adjusting Distributable Cash Flow (consolidated), as follows:

•
For subsidiaries with publicly traded equity interests, other than ETO, Distributable Cash Flow (consolidated) includes 100% of Distributable Cash Flow attributable to such subsidiary, and Distributable Cash Flow attributable to our partners includes distributions to be received by the parent company with respect to the periods presented.

•
For consolidated joint ventures or similar entities, where the noncontrolling interest is not publicly traded, Distributable Cash Flow (consolidated) includes 100% of Distributable Cash Flow attributable to such subsidiaries, but Distributable Cash Flow attributable to partners reflects only the amount of Distributable Cash Flow of such subsidiaries that is attributable to our ownership interest.

For Distributable Cash Flow attributable to partners, as adjusted, certain transaction-related and non-recurring expenses that are included in net income are excluded.
Definition of Distribution Coverage Ratio
Distribution coverage ratio for a period is calculated as Distributable Cash Flow attributable to partners, as adjusted, divided by distributions expected to be paid to the partners of ET in respect of such period.

(c)
Includes distributions to unitholders who elected to participate in a plan to forgo a portion of their future potential cash distributions on common units and reinvest those distributions in ETE Series A convertible preferred units representing limited partner interests in the Partnership. The quarter ended March 31, 2018 was the final quarter of participation in the plan.

ENERGY TRANSFER LP AND SUBSIDIARIES
SUMMARY ANALYSIS OF QUARTERLY RESULTS BY SEGMENT
(Tabular dollar amounts in millions)
(unaudited)
As a result of the Merger in October 2018, our reportable segments were reevaluated during the quarter ended December 31, 2018 and currently reflect the following segments.

	Three Months Ended March 31,
	2019	2018
Segment Adjusted EBITDA:
Intrastate transportation and storage	$252	$192
Interstate transportation and storage	456	366
Midstream	382	377
NGL and refined products transportation and services	612	451
Crude oil transportation and services	806	464
Investment in Sunoco LP	153	109
Investment in USAC	101	—
All other	35	43
Total Segment Adjusted EBITDA	$2,797	$2,002
In the following analysis of segment operating results, a measure of segment margin is reported for segments with sales revenues. Segment margin is a non-GAAP financial measure and is presented herein to assist in the analysis of segment operating results and particularly to facilitate an understanding of the impacts that changes in sales revenues have on the segment performance measure of Segment Adjusted EBITDA. Segment margin is similar to the GAAP measure of gross margin, except that segment margin excludes charges for depreciation, depletion and amortization.
Following is a reconciliation of our segment margin to operating income, as reported in the Partnership’s consolidated statements of operations:

	Three Months Ended March 31,
	2019	2018
Segment Margin:
Intrastate transportation and storage	$284	$171
Interstate transportation and storage	498	365
Midstream	577	553
NGL and refined products transportation and services	705	600
Crude oil transportation and services	1,086	568
Investment in Sunoco LP	370	296
Investment in USAC	149	—
All other	42	95
Intersegment eliminations	(5)	(11)
Total segment margin	3,706	2,637

Less:
Operating expenses	808	724
Depreciation, depletion and amortization	774	665
Selling, general and administrative	147	148
Impairment losses	50	—
Operating income	$1,927	$1,100

Intrastate Transportation and Storage

	Three Months Ended March 31,
	2019	2018
Natural gas transported (BBtu/d)	11,982	9,271
Withdrawals from storage natural gas inventory (BBtu)	—	17,703
Revenues	$856	$875
Cost of products sold	572	704
Segment margin	284	171
Unrealized losses on commodity risk management activities	10	53
Operating expenses, excluding non-cash compensation expense	(42)	(39)
Selling, general and administrative expenses, excluding non-cash compensation expense	(6)	(6)
Adjusted EBITDA related to unconsolidated affiliates	6	13
Segment Adjusted EBITDA	$252	$192
Transported volumes increased primarily due to the impact of reflecting RIGS as a consolidated subsidiary beginning in April 2018 and the impact of the Red Bluff Express pipeline coming online in May 2018, as well as the impact of favorable market pricing spreads.
Segment Adjusted EBITDA. For the three months ended March 31, 2019 compared to the same period last year, Segment Adjusted EBITDA related to our intrastate transportation and storage segment increased due to the net impacts of the following:

•	an increase of $29 million in realized natural gas sales and other due to higher realized gains from pipeline optimization activity;

•
an increase of $13 million in transportation fees, excluding the impact of consolidating RIGS as discussed below, primarily due to new contracts, as well as the impact of the Red Bluff Express pipeline coming online in May 2018;

•
a net increase of $11 million due to the consolidation of RIGS beginning in April 2018, resulting in increases in transportation fees, retained fuel revenues and operating expenses of $24 million, $2 million and $6 million, respectively, and a decrease of $9 million in Adjusted EBITDA related to unconsolidated affiliates; and

•
an increase of $6 million in realized storage margin primarily due to a negative adjustment to the Bammel storage inventory of $25 million in 2018, partially offset by a $13 million decrease due to lower physical withdrawals and a $6 million decrease in realized derivative gains.

Interstate Transportation and Storage

	Three Months Ended March 31,
	2019	2018
Natural gas transported (BBtu/d)	11,532	8,204
Natural gas sold (BBtu/d)	19	17
Revenues	$498	$365
Operating expenses, excluding non-cash compensation, amortization and accretion expenses	(146)	(99)
Selling, general and administrative expenses, excluding non-cash compensation, amortization and accretion expenses	(14)	(18)
Adjusted EBITDA related to unconsolidated affiliates	119	116
Other	(1)	2
Segment Adjusted EBITDA	$456	$366
Transported volumes reflected an increase of 1,645 BBtu/d as a result of the initiation of full service on the Rover pipeline; an increase of 517 BBtu/d on the Tiger pipeline as a result of production increases in the Haynesville Shale; increases of 418 BBtu/

d each on the Panhandle and Trunkline pipelines due to increased utilization of higher contracted capacity; and an increase of 197 BBtu/d on the Transwestern pipeline as a result of favorable market opportunities in the West.
Segment Adjusted EBITDA. For the three months ended March 31, 2019 compared to the same period last year, Segment Adjusted EBITDA related to our interstate transportation and storage segment increased due to the net impacts of the following:

•
an increase of $133 million in revenues primarily due to an increase of $106 million on contracted capacity from additional connections and compression on the Rover pipeline and an increase of $21 million due to higher reservation and usage revenues from capacity sold at higher rates on the Transwestern, Panhandle and Trunkline pipelines;

•	a decrease of $4 million in selling, general and administrative expenses due to lower excise taxes and lower employee costs; and

•	an increase of $3 million in Adjusted EBITDA related to unconsolidated affiliates primarily due to sales of additional capacity on Citrus; partially offset by

•
an increase of $47 million in operating expenses primarily due to a $31 million increase in ad valorem taxes and a $16 million increase in third-party transportation expense due to the initiation of full service on the Rover pipeline.

Midstream

	Three Months Ended March 31,
	2019	2018
Gathered volumes (BBtu/d)	12,718	11,306
NGLs produced (MBbls/d)	563	503
Equity NGLs (MBbls/d)	35	28
Revenues	$1,718	$1,614
Cost of products sold	1,141	1,061
Segment margin	577	553
Operating expenses, excluding non-cash compensation expense	(183)	(164)
Selling, general and administrative expenses, excluding non-cash compensation expense	(19)	(20)
Adjusted EBITDA related to unconsolidated affiliates	6	7
Other	1	1
Segment Adjusted EBITDA	$382	$377
Gathered volumes and NGL production increased primarily due to increases in the North Texas, Permian and Northeast regions, partially offset by smaller declines in other regions.
Segment Adjusted EBITDA. For the three months ended March 31, 2019 compared to the same period last year, Segment Adjusted EBITDA related to our midstream segment increased due to the net effects of the following:

•	an increase of $63 million in fee-based margin due to volume growth in the North Texas, Permian and Northeast regions, offset by declines in the South Texas and midcontinent/Panhandle regions;

•	an increase of $6 million in non-fee-based margin due to higher throughput in the North Texas and Permian regions; and

•	a decrease of $1 million in selling, general and administrative expenses due to lower allocated overhead; partially offset by

•	a decrease of $45 million in non-fee-based margin due to a $37 million decrease from lower NGL prices and an $8 million decrease from lower gas prices; and

•	an increase of $19 million in operating expenses due to increases of $10 million in outside services, $4 million in employee costs, $3 million in materials and $2 million in office expenses.

NGL and Refined Products Transportation and Services

	Three Months Ended March 31,
	2019	2018
NGL transportation volumes (MBbls/d)	1,178	936
Refined products transportation volumes (MBbls/d)	617	620
NGL and refined products terminal volumes (MBbls/d)	879	702
NGL fractionation volumes (MBbls/d)	678	472
Revenues	$3,031	$2,546
Cost of products sold	2,326	1,946
Segment margin	705	600
Unrealized (gains) losses on commodity risk management activities	57	(13)
Operating expenses, excluding non-cash compensation expense	(149)	(139)
Selling, general and administrative expenses, excluding non-cash compensation expense	(19)	(18)
Adjusted EBITDA related to unconsolidated affiliates	18	21
Segment Adjusted EBITDA	$612	$451
NGL transportation volumes increased due to higher receipt of liquids production from both wholly-owned and third-party gas plants primarily in the Permian and North Texas regions. In addition, NGL transportation volumes on our Northeast assets increased due to the initiation of service on the Mariner East 2 pipeline system in the fourth quarter of 2018.
Refined products transportation volumes decreased slightly primarily due to turnarounds at third-party refineries in the Northeast region.
NGL and refined products terminal volumes increased primarily due to the ramp-up of our Mariner East 2 project which commenced operations in late 2018, more volumes loaded at our Nederland terminal due to increased export demand and higher throughput volumes at our refined products terminals in the Northeast.
Average fractionated volumes at our Mont Belvieu, Texas fractionation facility increased primarily due to the commissioning of our fifth and sixth fractionators in July 2018 and February 2019, respectively.
Segment Adjusted EBITDA. For the three months ended March 31, 2019 compared to the same period last year, Segment Adjusted EBITDA related to our NGL and refined products transportation and services segment increased due to net impacts of the following:

•
an increase of $97 million in transportation margin primarily due to a $68 million increase resulting from higher volumes received from the Permian region on our Texas NGL pipelines, a $28 million increase due to the ramp-up of our Mariner East 2 project which commenced operations in late 2018 and a $7 million increase due to higher throughput volumes from the Barnett region. These increases were partially offset by an $8 million decrease resulting from Mariner East 1 system downtime;

•
an increase of $52 million in fractionation and refinery services margin primarily due to a $59 million increase resulting from the commissioning of our fifth and sixth fractionators in July 2018 and February 2019, respectively, and higher NGL volumes from the Permian region feeding our Mont Belvieu fractionation facility. This increase was partially offset by a $3 million decrease from unplanned downtime at a vendor facility which reduced the supply to our o-grade processing facility, a $2 million decrease in blending gains as a result of less favorable market pricing and a $2 million decrease from lower throughput volumes into our Geismar fractionation facility due to unplanned down time from a third-party refinery;

•
an increase of $23 million in terminal services margin primarily due to a $32 million increase from the ramp-up of our Mariner East 2 project which commenced operations in late 2018 and a $2 million increase due to higher throughput at our refined products terminals in the Northeast. These increases were partially offset by a $11 million decrease related to Mariner East 1 system downtime, which resulted in lower volumes delivered to our Marcus Hook terminal facility; and

•
an increase of $3 million in marketing margin due to a $6 million increase from the timing of optimization gains from our Mont Belvieu marketing operations, partially offset by a $3 million decrease from our gasoline optimization and NGL marketing operations in the Northeast; partially offset by

•
an increase of $10 million in operating expenses primarily due to increases of $4 million in employee costs, $2 million in materials costs, $2 million in management fees and $2 million in utilities costs.

Crude Oil Transportation and Services

	Three Months Ended March 31,
	2019	2018
Crude transportation volumes (MBbls/d)	4,522	3,827
Crude terminals volumes (MBbls/d)	2,086	1,940
Revenues	$4,186	$3,745
Cost of products sold	3,100	3,177
Segment margin	1,086	568
Unrealized (gains) losses on commodity risk management activities	(109)	43
Operating expenses, excluding non-cash compensation expense	(150)	(127)
Selling, general and administrative expenses, excluding non-cash compensation expense	(20)	(22)
Adjusted EBITDA related to unconsolidated affiliates	(2)	2
Other	1	—
Segment Adjusted EBITDA	$806	$464
Crude transportation and terminal volumes benefited from an increase in barrels through our existing Texas pipelines and our Bakken pipeline.
Segment Adjusted EBITDA. For the three months ended March 31, 2019 compared to the same period last year, Segment Adjusted EBITDA related to our crude oil transportation and services segment increased due to the net impacts of the following:

•
an increase of $366 million in segment margin (excluding unrealized gains and losses on commodity risk management activities) primarily due to a $142 million increase resulting from higher throughput on our Texas crude pipeline system primarily due to increased production from Permian producers, a $91 million favorable variance resulting from increased throughput on the Bakken Pipeline, a $124 million increase (excluding a net change of $152 million in unrealized gains and losses on commodity risk management activities) from our crude oil acquisition and marketing business primarily resulting from improved basis differentials between the Permian and Bakken producing regions to our Nederland terminal on the Texas Gulf Coast, as well as a $9 million increase primarily from higher throughput, ship loading and tank rental fees at our Nederland terminal; and

•
a decrease of $2 million in selling, general and administrative expenses primarily due to a $2 million decrease in overhead allocations and a $1 million decrease in management fees, partially offset by a $1 million increase in insurance costs; partially offset by

•
an increase of $23 million in operating expenses primarily due to a $30 million increase in throughput related costs on existing assets, partially offset by a $7 million decrease in ad valorem taxes and management fees; and

•	a decrease of $4 million in Adjusted EBITDA related to unconsolidated affiliates due to lower margin from jet fuel sales by our joint ventures.

Investment in Sunoco LP

	Three Months Ended March 31,
	2019	2018
Revenues	$3,692	$3,749
Cost of products sold	3,322	3,453
Segment margin	370	296
Unrealized gains on commodity risk management activities	(6)	—
Operating expenses, excluding non-cash compensation expense	(98)	(113)
Selling, general and administrative expenses, excluding non-cash compensation expense	(24)	(32)
Inventory valuation adjustments	(93)	(25)
Adjusted EBITDA related to discontinued operations	—	(20)
Other	4	3
Segment Adjusted EBITDA	$153	$109
The Investment in Sunoco LP segment reflects the consolidated results of Sunoco LP.
Segment Adjusted EBITDA. For the three months ended March 31, 2019 compared to the same period last year, Segment Adjusted EBITDA related to our investment in Sunoco LP segment increased due to the net impacts of the following:

•	an aggregate decrease of $23 million in expenses primarily due to the conversion of 207 retail sites to commission agent sites in April 2018; and

•	an increase of $20 million in Adjusted EBITDA from discontinued operations due to Sunoco LP’s retail divestment in January 2018.
Investment in USAC

	Three Months Ended March 31,
	2019	2018
Revenues	$171	$—
Cost of products sold	22	—
Segment margin	149	—
Operating expenses, excluding non-cash compensation expense	(35)	—
Selling, general and administrative expenses, excluding non-cash compensation expense	(13)	—
Segment Adjusted EBITDA	$101	$—
Amounts reflected above reflects the consolidated results of USAC. Changes between periods are due to the consolidation of USAC beginning April 2, 2018, the date ET obtained control of USAC.

All Other

	Three Months Ended March 31,
	2019	2018
Revenues	$497	$571
Cost of products sold	455	476
Segment margin	42	95
Unrealized (gains) losses on commodity risk management activities	(1)	4
Operating expenses, excluding non-cash compensation expense	(7)	(31)
Selling, general and administrative expenses, excluding non-cash compensation expense	(11)	(20)
Adjusted EBITDA related to unconsolidated affiliates	(1)	(3)
Other and eliminations	13	(2)
Segment Adjusted EBITDA	$35	$43
Segment Adjusted EBITDA. For the three months ended March 31, 2019 compared to the same period last year, Segment Adjusted EBITDA related to our all other segment decreased due to the net impacts of the following:

•	a decrease of $36 million due to the contribution of CDM to USAC in April 2018, subsequent to which CDM is reflected in the Investment in USAC segment; partially offset by

•	an increase of $11 million due to our investment in PES;

•	an increase of $7 million due to an increase in power trading gains; and

•	an increase of $3 million from residue gas sales.

ENERGY TRANSFER LP AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION ON LIQUIDITY
(In millions)
(unaudited)
The following table is a summary of ETO’s revolving credit facilities. We also have other consolidated subsidiaries with revolving credit facilities which are not included in this table.

	Facility Size	Funds Available at March 31, 2019	Maturity Date
ETO Five-Year Revolving Credit Facility	$5,000	$3,151	December 1, 2023
ETO 364-Day Revolving Credit Facility	1,000	1,000	November 30, 2019
	$6,000	$4,151

ENERGY TRANSFER LP AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION ON UNCONSOLIDATED AFFILIATES
(In millions)
(unaudited)
The table below provides information on an aggregated basis for our unconsolidated affiliates, which are accounted for as equity method investments in the Partnership’s financial statements for the periods presented.

	Three Months Ended March 31,
	2019	2018
Equity in earnings of unconsolidated affiliates:
Citrus	$32	$27
FEP	14	14
MEP	7	9
Other	12	29
Total equity in earnings of unconsolidated affiliates	$65	$79

Adjusted EBITDA related to unconsolidated affiliates:
Citrus	$81	$75
FEP	19	19
MEP	19	22
Other	27	40
Total Adjusted EBITDA related to unconsolidated affiliates	$146	$156

Distributions received from unconsolidated affiliates:
Citrus	$35	$46
FEP	17	17
MEP	11	13
Other	16	21
Total distributions received from unconsolidated affiliates	$79	$97

ENERGY TRANSFER LP AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION ON NON-WHOLLY-OWNED JOINT VENTURE SUBSIDIARIES
(Dollars in millions)
(unaudited)
The table below provides information on an aggregated basis for our non-wholly-owned joint venture subsidiaries, which are reflected on a consolidated basis in our financial statements. The table below excludes Sunoco LP and USAC, our non-wholly-owned subsidiaries that are publicly traded.

	Three Months Ended March 31,
	2019	2018
Adjusted EBITDA of non-wholly-owned subsidiaries (100%) (a)	$617	$361
Our proportionate share of Adjusted EBITDA of non-wholly-owned subsidiaries (b)	342	197

Distributable Cash Flow of non-wholly-owned subsidiaries (100%) (c)	$579	$332
Our proportionate share of Distributable Cash Flow of non-wholly-owned subsidiaries (d)	328	185
Below is our current ownership percentage of certain non-wholly-owned subsidiaries:

Non-wholly-owned subsidiary:	ET Percentage Ownership (e)
Bakken Pipeline	36.4%
Bayou Bridge	60.0%
Ohio River System	75.0%
Permian Express Partners	87.7%
Red Bluff Express	70.0%
Rover	32.6%
Others	various

(a)
Adjusted EBITDA of non-wholly-owned subsidiaries reflects the total Adjusted EBITDA of our non-wholly-owned subsidiaries on an aggregated basis. This is the amount of EBITDA included in our consolidated non-GAAP measure of Adjusted EBITDA.

(b)
Our proportionate share of Adjusted EBITDA of non-wholly-owned subsidiaries reflects the amount of Adjusted EBITDA of such subsidiaries (on an aggregated basis) that is attributable to our ownership interest.

(c)	Distributable Cash Flow of non-wholly-owned subsidiaries reflects the total Distributable Cash Flow of our non-wholly-owned subsidiaries on an aggregated basis.

(d)
Our proportionate share of Distributable Cash Flow of non-wholly-owned subsidiaries reflects the amount of Distributable Cash Flow of such subsidiaries (on an aggregated basis) that is attributable to our ownership interest. This is the amount of Distributable Cash Flow included in our consolidated non-GAAP measure of Distributable Cash Flow attributable to the partners of ET.

(e)	Our ownership reflects the total economic interest held by us and our subsidiaries. In some cases, this percentage comprises ownership interests held in (or by) multiple entities.